Exhibit 99.1

GAUCHO GROUP HOLDINGS RESPONDS TO POSITIVE ECONOMIC SHIFTS IN ARGENTINA

Leadership Discusses the Impact of Improved Financial Conditions on Real Estate Operations

MIAMI, FL / April 19, 2024 / Gaucho Group Holdings, Inc. (NASDAQ: VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the “Company” or “Gaucho Holdings”), today announced its strategic response to recent economic developments in Argentina. As the gap between Argentina’s parallel and official exchange rates narrows, creating a more stable economic environment, Gaucho Holdings projects significant positive impacts on its real estate operations in the region.

Amid recent financial reports indicating a narrowing gap between the parallel and official exchange rates in Argentina, Gaucho Group Holdings, Inc. acknowledges the potential shifts in the economic landscape. Since peaking at AR$1,250 on December 23, 2023, two weeks after President Javier Milei took office, the blue rate has fallen significantly, bringing the gap with the official dollar rate (currently AR$869.7) to about 13%. In November 2023, the gap was close to 200%. With this potential impending parity, significant changes in the banking sector’s approach to mortgages are anticipated.

Gaucho Group Holdings’ Chief Operating Officer (Argentina Operations), Sergio Manzur Odstrcil, shared his insights: “We are observing crucial economic indicators that suggest a positive shift within the next 6 to 8 months. As inflation decreases, we anticipate the unification of the dollar value in the market, which we expect will prompt Argentine banks to reintroduce mortgage lending. This development could potentially invigorate the real estate sector, increasing both sales and property values. Our observations are aligned with broader financial trends where sustained inflation reduction and economic stabilization may soon facilitate the return of long-term mortgage loans, which have been absent for years.”

Scott Mathis, CEO and Founder of Gaucho Group Holdings, commented on the real estate prospects: “The alignment of decreasing inflation with the stabilization of Argentina’s financial framework forms a favorable foundation for our real estate ventures. Particularly, our properties at Algodon Wine Estates, and others in San Rafael and Cordoba, are projected to fetch premiums well above current market rates in the coming months. This adjustment is supported by the anticipated increase in real estate activities and the potential shift in banking practices to offer more favorable lending rates. We are poised to significantly contribute to and benefit from these transformative developments in Argentina’s economic landscape.”

Gaucho Holdings remains committed to its strategic initiatives in Argentina, focusing on leveraging the emerging economic conditions to enhance value for its stakeholders and playing a pivotal role in the evolving market dynamics.

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Relations:

Gaucho Group Holdings, Inc.

Rick Stear

Director of Marketing

212.739.7669

rstear@gauchoholdings.com